EnergyX To Acquire 35,000-Acre Smackover Lithium Mineral Deposit from Pantera, Advancing Strategic Leadership in U.S. Lithium Production

AUSTIN, Texas – July 9th, 2025 – Energy Exploration Technologies, Inc. (EnergyX), a global pioneer in sustainable lithium extraction and refining technologies, today announced that it has entered into a binding conditional agreement to acquire Daytona Lithium Pty Ltd, a wholly owned subsidiary of Pantera Lithium Limited (ASX: PFE), for A$40 million.

This landmark transaction will secure full ownership of the approximately 35,000 gross acres of Smackover lithium brine resources in Arkansas, USA, adding to EnergyX's existing 12,500 acre Texas position. With a total of nearly 50,000 acres in the Smackover, EnergyX aims to reinforce its dominance in North America's most promising lithium region and accelerate its mission to establish a secure, sustainable U.S. battery supply chain.


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LEGEND
ENERGYX ACREAGE
EXXON MOBIL
STANDARD LITHIUM
ALBEMARLE CORP
TETRA TECHNOLOGIES
EXCLUSIVE ABSTRACT AREA
BOWIE COUNTY
COLUMBIA COUNTY
UNION COUNTY
CASS COUNTY
EXTREMELY COMPETITIVE LEASING AREA MULTIPLE PARTIES
Standard Lithium NYSE:SLI
Albemarle Corp NYSE:ALB
MAGNOLIA
Chevron NYSE:CVX
CHEVRON ACQUIRED ACRES, PROBABLE AREA IN GREEN HIGHLIGHT
ENERGYX 35,000 GROSS ACRES
EXCLUSIVE ABSTRACT AREA
Exxon Mobil NYSE:XOM
Tetra Technologies NYSE:TTI
Standard Lithium NYSE:SLI
Equinor OSL:EQR
ARKANSAS
LOUISIANA
TEXAS
ENERGYX
Pantera Lithium

This acquisition builds on the momentum of EnergyX's Project Lonestar™, located in Northeast Texas of the Smackover Formation, which is designed to produce 50,000 tonnes per annum (tpa) of lithium hydroxide by 2030, with a first phase of 12,500 tpa by 2028. EnergyX owns rights to 330 acres of recently cleared land near the Red River Army Depot to build its lithium mega refinery. The company has already had samples of lithium from its pilot plant in Austin, TX qualified by cathode customers.

Now with a solid resource footprint for Project Lonestar™, EnergyX will vertically integrate its proprietary LiTAS® Direct Lithium Extraction (DLE) technology platform to produce low cost lithium for its growing customer base. EnergyX can unlock unprecedented efficiencies in lithium production, leveraging its patented technology portfolio to achieve faster extraction, higher recovery rates, and reduced environmental impact.


330-Acre Site of EnergyX Commercial Lithium Refinery for Project Lonestar™

Under the terms of the binding conditional agreement executed on July 4, 2025, EnergyX will acquire 100% of the issued shares of Daytona Lithium for a total consideration of A$40 million, comprising of:

- A$6 million in cash, payable in three installments; and
- A$34 million in EnergyX common stock, priced at USD $9.50 per share (equivalent to A$14.50 as of July 4th 2025), representing 2,344,828 shares to be issued to Pantera.

Pending diligence and Pantera shareholder approval, the transaction is expected to be complete in the third quarter of 2025.

Supported with engineering services from Worley, a leading global professional services company of energy, chemicals, and resources experts, with demonstrated delivery in lithium engineering, procurement, and construction, this acquisition amplifies EnergyX's capacity to drive U.S. lithium production, reducing dependence on foreign sources and strengthening national energy security. The integration of EnergyX's LiTAS® platform, which combines adsorption, solvent extraction, and selective membrane technologies, ensures that the Project Lonestar™ will achieve industry-leading recovery rates and cost efficiencies, setting a new standard for sustainable lithium production.

EnergyX CEO Teague Egan commented:
"This acquisition by EnergyX of 35,000 acres of lithium assets from Pantera represents a transformative milestone as we continue to redefine the global lithium supply chain," said Teague Egan, CEO and Founder of EnergyX. "By vertically integrating a world class lithium resource with our advanced LiTAS® DLE technology platform, we will accelerate our roadmap in building Project Lonestar™ to become a full-spectrum, low cost lithium producer. EnergyX is now poised to deliver a scalable, sustainable lithium supply to major EV makers, battery cell manufacturers, and cathode makers from our production facilities in the Americas. With 50,000 acres positioned adjacent to Exxon, Chevron, and Standard Lithium in the Smackover, the race is on to see who will be the first to produce commercial battery grade lithium."


ENERGYX
POWERING THE FUTURE
Project Lonestar™ Pilot Plant in Austin, TX

Pantera Executive Chairman Barnaby Egerton-Warburton commented:
"This is a game-changing transaction for Pantera. It confirms the significant potential of our Smackover Project. EnergyX, backed by major global players like General Motors, POSCO, and Eni Next, is a recognised leader in lithium extraction — bringing not only cutting-edge technology but also deep operational experience and a clear strategic vision that complements our own," said Barnaby Egerton-Warburton. "This deal allows Pantera to retain strong exposure to the Smackover Play — now the most sought-after lithium province in the United States — while also gaining exposure to EnergyX's large-scale Black Giant Project in Chile, which is well advanced and targeting production in 2027."

"Overall, by aligning Pantera's Smackover Project with this powerhouse, we've created a synergistic platform that connects one of North America's most prospective lithium brine basins with EnergyX's advanced extraction tech and downstream ambitions. The transaction delivers immediate capital, operational momentum, and a long-term strategic relationship that could see Pantera own a cornerstone of the North American lithium supply chain."

About EnergyX
Energy Exploration Technologies Inc. (EnergyX) is a global leader in the energy transition, delivering innovative solutions for lithium extraction, refining, and energy storage. Founded in 2018 by CEO Teague Egan, EnergyX's patented LiTAS® DLE platform and SoLiS™ battery initiatives address critical challenges in the lithium supply chain, offering unmatched efficiency, sustainability, and scalability. With operations across North and South America, EnergyX is fundamentally changing how the world powers clean energy. EnergyX's global portfolio includes Project Lonestar™ and Project Black Giant™ in Antofagasta, Chile, which spans over 100,000 acres with a resource of 4.5 to 9.7 million tonnes of LCE and targets 52,500 tons per annum. Strategic investments from General Motors, POSCO, Eni Next, and a grant award from the U.S. Department of Energy underscore EnergyX's leadership in the energy transition.

As EnergyX continues to accelerate its growth, the company invites retail investors to join its mission to power a sustainable future. For more information, please visit www.energyx.com.

Media Contact:
EnergyX Communications
Kellee Khalil, Chief Marketing Officer
press@energyx.com

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